Investor Relations Contact	Press Contact
Shirley Stacy	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1150	(678) 261-7803
sstacy@aligntech.com	align@ethoscommunication.com

ANDREA L. SAIA JOINS ALIGN TECHNOLOGY BOARD OF DIRECTORS

SAN JOSE, Calif., July 30, 2013 -- Align Technology, Inc. (Nasdaq: ALGN) today announced that it has appointed Andrea L. Saia to its board of directors. Ms. Saia will serve as a member of the audit committee. Ms. Saia also serves on the board of directors of Coca-Cola Enterprises, Inc.

“Andrea brings valuable expertise and experience to our board of directors,” said Thomas M. Prescott, president and CEO of Align Technology. “Her deep knowledge of the healthcare, medical device, and consumer products industries combined with a strong marketing background from leading consumer companies such as Procter & Gamble, Unilever, and Revlon is a great fit for Align and will greatly contribute to our Invisalign business.”

Ms. Saia was previously the global head of Vision Care in the Alcon division of Novartis AG. Prior to this role, she served as president and chief executive officer of CibaVision Corporation, a subsidiary of Novartis, from 2008 to 2011. During that time, she achieved a successful business turn around, rebuilding and strengthening the company's innovation and operating functions and delivering industry leading sales and profit growth. From 2005 to 2007, she served as president of Europe, Middle East, and Africa operations, the company's largest regional business unit. She initially joined CibaVision in 2002 as Global Head of marketing and was promoted to president of the Global Lens Business the following year. Ms. Saia also held senior management and marketing positions with global consumer products companies such as Procter & Gamble, Unilever and Revlon. Ms. Saia earned an MBA degree from J.L. Kellogg Graduate School of Business and a Bachelor of Science degree in Business Administration from Miami University. She is an Advisory Board Member of Optometry Giving Sight and a Board Member of Miami University's Farmer Business School.

Align Technology, Inc. 2560 Orchard Pkwy, San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.ALIGNTECH.COM

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express 10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers. To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.
Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes the iTero scanning systems, OrthoCAD iCast and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.

Align Technology, Inc. 2560 Orchard Pkwy, San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.ALIGNTECH.COM